                                   EXHIBIT 4.9

                             VALLEY INDEPENDENT BANK
                        FLEXPLUS RETIREMENT SAVINGS PLAN

                                SECOND AMENDMENT

        WHEREAS, Valley Independent Bank (the "Employer") maintains the Valley Independent Bank FLEXPLUS Retirement Savings Plan (the "Plan"), effective January 1, 1989, for the exclusive benefit of its eligible employees; and

        WHEREAS, Article VIII of the Plan reserves to the Employer the right to amend the Plan from time to time; and

        WHEREAS, the Employer desires to amend the Plan;

        NOW, THEREFORE, effective February 15, 1997, Section D10 of the Adoption Agreement is hereby amended, to read as follows:

D10     PLAN SHALL RECOGNIZE SERVICE WITH A PREDECESSOR EMPLOYER

        a.     ( )  No

        b.     (X)  Yes: Years of Service with California Commerce branch in
                    Calexico and Wells Fargo branches in Tecate and Blythe, California shall be recognized for the purpose of this Plan.

        NOTE: If the predecessor Employer maintained this qualified Plan, then Years of Service with such predecessor Employer shall be recognized pursuant to Section 1.74 and b. must be marked.

        IN WITNESS WHEREOF, the Employer has caused this Second Amendment to be executed as of this 15th day of July, 1997.

Valley Independent Bank

By: /s/ Charlotte Studer
   -----------------------------
        Corporate Secretary





                                      183